FOLEY & LARDNER

                                ATTORNEYS AT LAW

CHICAGO                           FIRSTAR CENTER                     SACRAMENTO
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MILWAUKEE                                                      WASHINGTON, D.C.
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                                                           CLIENT/MATTER NUMBER
                                                                    061300/0108
                                  June 25, 1999



Oshkosh Truck Corporation
2307 Oregon Street
P. O. Box 2566
Oshkosh, Wisconsin  54903

Ladies and Gentlemen:

         We have acted as counsel for Oshkosh Truck Corporation, a Wisconsin corporation (the "Company"), in conjunction with the preparation of a Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 425,000 shares of the Company's common stock, $0.01 par value (the "Common Stock"), and related Preferred Share Purchase Rights (the "Rights"), which may be issued pursuant to the Oshkosh Truck Corporation 1990 Incentive Stock Plan, as amended (the "Plan"). The terms of the Rights are as set forth in that certain Rights Agreement, dated as of February 1, 1999, as amended, by and between the Company and Firstar Bank, N. A. (the "Rights Agreement").

         We have examined: (i) the Plan; (ii) the Registration Statement; (iii) the Rights Agreement; (iv) the Company's Restated Articles of Incorporation and By-laws, as amended to date; (v) resolutions of the Company's Board of Directors relating to the Plan; and (vi) such other documents and records as we have deemed necessary to enable us to render this opinion.

         Based upon the foregoing, we are of the opinion that:

         1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

         2. The Common Stock, when delivered from treasury and paid for in the manner set forth in the Plan, will be validly issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof, except with respect to wage claims of employees of the Company for services performed not to exceed six (6) months service in any one case, as provided in
Section 180.0622(2)(b) of the Wisconsin Business Corporation Law.

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FOLEY & lARDNER

     Oshkosh Truck Corporation
     June 25, 1999
     Page 2


         3. The Rights to be issued with the Common Stock when issued pursuant to the terms of the Rights Agreement will be validly issued.

         We consent to the use of this opinion as an Exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of said Act.

                                     Very truly yours,

                                     /s/ Foley & Lardner

                                     FOLEY & LARDNER